Exhibit 99.1

                 iParty Corp. Announces New Director

    DEDHAM, Mass.--(BUSINESS WIRE)--March 27, 2006--iParty Corp. (AMEX:IPT), a party goods retailer that operates 50 iParty retail stores, today announced that Mr. Robert W. Jevon, Jr. has rejoined its Board of Directors. Mr. Jevon was elected today by the Board of Directors to fill a vacancy resulting from the previously disclosed resignation of a director on March 13, 2006. Mr. Jevon will hold office for the unexpired term of his predecessor until the next meeting of shareholders at which time it is expected that he will be the nominee for election to the Board of Directors by holders of iParty's Series C convertible preferred stock.
    Mr. Jevon had previously been a director of iParty Corp. from February 2000 to June 2001. Since 2000, Mr. Jevon has been a Partner of Boston Millennia Partners, LP, a venture capital firm, which, together with its affiliates, owns all of the shares of iParty's Series C convertible preferred stock. The holders of iParty's Series C preferred stock are entitled to elect one member of iParty's Board of Directors. Boston Millennia had not exercised this contractual right since June 2001 when Mr. Jevon left the Board, but had informed iParty in February 2006 that it intended to do so this year.
    From 1997 to 2000 when he was promoted to Partner, Mr. Jevon was a Principal of Boston Millennia. His primary investment focus is business services, health care and life sciences. Mr. Jevon currently serves on the Board of Directors of Galt Associates, Inc., Athenix Corp., and Novalar Pharmaceuticals, Inc. Mr. Jevon's past investments include eMed (sold to Cedara Software), HotJobs (sold to Yahoo), Proteome, (sold to Incyte) and Netifice. Prior to joining Boston Millennia, Mr. Jevon was a Venture Affiliate of Boston Capital Ventures from 1995 to 1996 and a Principal of Watch Hill Corporation from 1993 to 1995. From 1989 to 1992, he was the Controller of Bolt Beranek & Newman's Communications Division. He is a graduate of Haverford College and holds an M.B.A. from Amos Tuck School at Dartmouth College.
    Mr. Jevon commented, "I am delighted to come back onto iParty's Board of Directors. I have great respect for this company and the incredible amount it has accomplished over the past several years. iParty has proven that it can grow its business, be a leader in the industry, and compete strongly in the markets where it operates. The company's fundamental business model has proven itself to be sound and capable of supporting growth. I believe that the other members of iParty's Board of Directors and its senior management bring together an enviable set of financial, retail, and investment expertise. I look forward to working with them as a team committed to building shareholder value."
    Sal Perisano, Chairman and Chief Executive Officer of iParty Corp., commented, "We are pleased to welcome back Rob Jevon to our Board of Directors. His wide-ranging financial experience, proven investment track record, and long-standing relationship with iParty are great assets for us. We look forward to valuable contributions from his considerable expertise and seasoned business judgment."

    About iParty Corp.

    Headquartered in Dedham, Massachusetts, iParty Corp. (AMEX:IPT) is a party goods retailer that operates 50 iParty retail stores and licenses the operation of an Internet site for party goods and party planning at www.iparty.com. iParty's aim is to make throwing a successful event both stress-free and fun. With over 20,000 party supplies and costumes and an online party magazine and party-related content, iParty offers consumers a sophisticated, yet fun and easy-to-use, resource with an extensive assortment of products to customize any party, including birthday bashes, Easter get-togethers, graduation parties, summer barbecues, and, of course, Halloween. iParty aims to offer reliable, time-tested knowledge of party-perfect trends, and superior customer service to ensure convenient and comprehensive merchandise selections for every occasion. Please visit our site at www.iparty.com.

    Safe harbor statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections, including those about future store openings, future expectations of profitability and the industry and markets in which iParty operates. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing iParty's expectations or beliefs as of any date subsequent to the date of this press release. Important factors that may affect future operating results include, but are not limited to, economic and other developments such as unseasonable weather, that affect consumer confidence or consumer spending patterns, particularly those impacting the New England region, where 45 of our 50 stores our located, and particularly during the Halloween season, which is our single most important season; intense competition from other party supply stores and stores that merchandise and market party supplies, including big discount retailers, dollar store chains, and temporary Halloween merchandisers; the failure of any of our systems, including, without limitation, our newly-installed point-of-sale system and our existing merchandise management system, the latter of which was developed by a vendor who is no longer in business and which we are considering replacing in the upcoming twelve months; the success or failure of our efforts to implement our business growth and marketing strategies; our inability to obtain additional financing, if required, on terms and conditions acceptable to us; rising oil and gas prices which impact prices of petroleum-based/plastic products, which are a key raw material in much of our merchandise, affect our freight costs, and affect consumer confidence and spending patterns; third-party suppliers' failure to fulfill their obligations to us; the availability of retail store space on reasonable lease terms; compliance with evolving federal securities, accounting, and stock exchange rules and regulations applicable to publicly-traded companies listed on the American Stock Exchange. For a discussion of these and other risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see "Cautionary Statements and Risk Factors" in iParty's most recently filed Annual Report on Form 10-K and "Factors That May Affect Future Results" in iParty's most recently filed Quarterly Report on Form 10-Q.

    CONTACT: iParty Corp.
             Patrick Farrell, 781-355-3717
             pfarrell@iparty.com